Exhibit 99.1
CSK Auto Corporation Announces Proposed Private Offering of Exchangeable Senior Notes
PHOENIX—(BUSINESS WIRE)—December 13, 2005
CSK Auto Corporation (NYSE:CAO), the parent company of CSK Auto, Inc. (the “Company”), a specialty retailer in the automotive aftermarket, announced today that, subject to market and other conditions, the Company intends to offer $85 million aggregate principal amount of exchangeable senior unsecured notes in a private offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The notes are exchangeable into shares of CSK Auto Corporation common stock. In addition, the Company expects to grant the initial purchaser of the notes an over-allotment option to purchase, within thirty days from the date of issuance, up to an additional $15 million aggregate principal amount of notes.
It is expected that the notes will pay cash interest through maturity, or the earlier exchange, redemption or repurchase of the notes. The exchange rate and other terms of the notes will be determined by negotiations between the Company and the initial purchaser of the notes.
The Company expects to use proceeds from the proposed note offering, together with availability under its existing senior credit facility, to fund the acquisition cost of CSK Auto Corporation’s pending acquisition of Murray’s Inc. If the acquisition of Murray’s Inc. is not consummated, the Company intends to use the proceeds of the offering for general corporate purposes.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The notes to be offered and the common stock issuable upon exchange of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Portions of this release may constitute “forward-looking statements” as defined by federal law. Although CSK Auto Corporation believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in CSK Auto Corporation’s filings with the Securities and Exchange Commission.
CONTACT:
CSK Auto Corporation
James Riley, 602-631-7688